Exhibit 99.1
Press Release
Park Sterling Corporation names Jean Davis to its Board of Directors
Charlotte, NC — March 10, 2011 — Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, announced today that Jean E. Davis has been appointed to its Board of Directors. As a senior executive with Wachovia Corporation for more than 20 years, Ms. Davis was Senior Executive Vice President for Operations, Technology and eCommerce from 1999 until 2006. During her career with Wachovia, she was head of human resources and served as merger coordinator when Wachovia acquired two Virginia banks. She was a member of the Financial Services Roundtable from 2000 to 2006 and on the Board of the New York Clearing House.
“Jean is an outstanding addition to Park Sterling’s Board of Directors. Her strong operations, human resource and merger integration expertise compliments the strong skill set and background of our current directors. In addition, Jean has considerable experience in the North Carolina banking sector where she has held various senior banking roles, including corporate lender, City Executive and Regional Executive. As we continue to execute on our strategy of building a banking franchise across the Carolinas and Virginia through external growth, Jean will bring immense value and guidance in her role as a director,” said James C. Cherry, Park Sterling’s Chief Executive Officer.
Ms. Davis currently serves as chair of the Board of Trustees for United Family Services, a Charlotte based health and human services nonprofit agency. She is a member of the Board of Trustees for the University of North Carolina in Greensboro, NC, and for Charlotte Latin School in Charlotte, NC. She also serves as chair of the Camping Services Board for the Greater Charlotte YMCA.
Ms. Davis received a B.S. in Political Science and Industrial Relations from the University of North Carolina in Chapel Hill and a M.B.A. from Duke University.
About Park Sterling Corporation
Park Sterling Corporation is the holding company for Park Sterling Bank, headquartered in Charlotte, North Carolina. The Bank’s primary focus is to provide banking services to small and mid-sized businesses, owner occupied and income producing real estate owners, professionals, and other customers doing business or residing within its target areas. Park Sterling Bank is committed to building a banking franchise across the Carolinas and Virginia that is noted for sound risk management, superior client service and exceptional client relationships. For further information, visit www.parksterlingbank.com. Park Sterling’s shares are traded on NASDAQ under the symbol PSTB.
Contact:
Jim Cherry, CEO
Park Sterling Bank
704 323 4300
jcherry@parksterlingbank.com
Charlotte Laurent-Ottomane
Nvestcom
561 395 4581
charlotte.ottomane@nvestcom.com